Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS FEBRUARY SALES

HOUSTON, TX, March 6, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended March 1, 2003 decreased 7.6% as compared to the prior year four-week period ended March 2, 2002. Total sales decreased 4.8% to $59.5 million from $62.5 million in the prior year period.

The Company stated that its February sales results reflect the continuing weak economic and retail environment, and the lowest level of consumer confidence in ten years. The Company further stated that its sales were also impacted by store closures due to ice storms and inclement weather that struck parts of Texas, Oklahoma and Arkansas during the last week of the fiscal month.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
February	(7.6)%	6.2%	$59.5	$62.5

In addition to reporting sales, the Company announced that it will open eight new stores during the first quarter, with four of the stores opening on March 20th and the remaining four stores opening on March 27th. The March 20th store openings include two locations in San Antonio, Texas and single locations in Bellmead, Texas and Baton Rouge, Louisiana. The March 27th store openings include three locations in Houston, Texas and a single location in Bullhead City, Arizona. The Company also announced that, on March 27th, it will complete the relocation of its existing store in La Place, Louisiana. The La Place store is being moved into a larger, remodeled location within the same retail center.

--more-

Stage Stores Reports
February Sales

Commenting on the new store openings, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "The cornerstone of our overall growth strategy continues to be locations in under-served small and mid-size markets that meet our demographic, competitive and profitability criteria. However, as exemplified by our March openings, some of this year's new stores will be opened in large markets in order to capitalize on in-fill opportunities and synergies with existing stores in the market area. These are desirable locations in large markets that have experienced significant population growth."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 354 stores in 13 states under the Stage, Bealls and Palais Royal names.

####